Exhibit (a)(1)(A)

Neutral Tandem, Inc. Offer to Purchase for Not More Than $50 Million in Cash up to 3,225,806 of its Common Shares at a Purchase Price Not Greater Than $18.00 nor Less Than $15.50 Per Common Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 13, 2011, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

Neutral Tandem, Inc., a Delaware corporation (the “Company,” “Neutral Tandem,” “we,” “our” or “us”), is offering to purchase for cash up to 3,225,806 shares of its common stock, par value $0.001 (the “Common Shares”), pursuant to (i) auction tenders at prices specified by the tendering stockholders of not greater than $18.00 nor less than $15.50 per Common Share (“Auction Tenders”), or (ii) purchase price tenders (“Purchase Price Tenders”), in either case upon the terms and subject to the conditions described in this Offer to Purchase and in the Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). Stockholders who wish to tender Common Shares without specifying a price at which such Common Shares may be purchased by the Company should make a Purchase Price Tender. Under a Purchase Price Tender, Common Shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price (as defined below) determined as provided herein. Stockholders who tender Common Shares must specify whether they are making an Auction Tender or a Purchase Price Tender.

After the Expiration Date, Neutral Tandem will, upon the terms and subject to the conditions of the Offer, determine a single price per Common Share (the “Purchase Price”), which will be not more than $18.00 and not less than $15.50 per Common Share, that it will pay for Common Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Common Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering Common Shares pursuant to Auction Tenders. Common Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $15.50 per Common Share for purposes of determining the Purchase Price (which is the minimum price per Common Share under the Offer). The Purchase Price will be the lowest price per Common Share of not more than $18.00 and not less than $15.50 per Common Share, at which Common Shares have been tendered or have been deemed to be tendered in the Offer, that will enable Neutral Tandem to purchase the maximum number of Common Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $50 million. Common Shares properly tendered pursuant to an Auction Tender will only be taken up if the price specified in the Auction Tender is equal to or less than the Purchase Price.

All Common Shares purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether the stockholder tendered at a lower price. However, because of the proration and conditional tender provisions described in this Offer to Purchase, all of the Common Shares tendered at or below the Purchase Price may not be purchased if more than the number of Common Shares we seek are properly tendered and not properly withdrawn.

Only Common Shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be purchased. Common Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Date. See Sections 3 and 4.

The Offer is not conditioned upon obtaining financing or any minimum number of Common Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

The Common Shares are listed on the NASDAQ Global Market (“NASDAQ”) and trade under the symbol “TNDM.” On April 18, 2011, the last full trading day prior to the announcement of the intention to make the Offer, the reported closing price of the Common Shares on NASDAQ was $14.41 per Common Share. On May 11, 2011, the last full trading day prior to the announcement of the Offer, the reported closing price of the

Common Shares on NASDAQ was $16.13 per Common Share. You are urged to obtain current market quotations for the Common Shares before deciding whether, and at what price or prices, to tender your Common Shares pursuant to the Offer. See Section 8.

WHILE THE BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT, NOR HAS THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, MADE, OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.

OUR DIRECTORS AND OFFICERS HAVE INFORMED US THAT THEY DO NOT INTEND TO TENDER COMMON SHARES IN THE OFFER.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Questions and requests for assistance may be directed to Georgeson Inc., our Information Agent, and Deutsche Bank Securities Inc., our Dealer Manager, in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Dealer Manager for the Offer is:

Deutsche Bank Securities Inc.

Offer to Purchase dated May 12, 2011

IMPORTANT

If you want to tender all or any portion of your Common Shares, you must do one of the following prior to the Expiration Date:

•	if your Common Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Common Shares for you;

•

if you hold certificates in your own name or hold Common Shares in book entry form as a registered holder, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates, if applicable, for your Common Shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal;

•	if you are an institution participating in The Depository Trust Company, tender your Common Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

•

if you are a holder of vested options to purchase Common Shares, subject to Company policies and practices, you may exercise your vested options to purchase Common Shares and tender such Common Shares in the Offer.

If you want to tender your Common Shares but your certificates for the Common Shares are not immediately available, or cannot be delivered to the Depositary within the required time, or you cannot comply with the procedure for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary prior to the Expiration Date, you may still tender your Common Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

Stockholders properly tendering Common Shares pursuant to Auction Tenders at $15.50 per Common Share (the minimum purchase price under the Offer) and stockholders properly tendering Common Shares pursuant to Purchase Price Tenders can reasonably expect to have such Common Shares purchased at the Purchase Price if any Common Shares are purchased under the Offer (subject to the provisions relating to proration and conditional tender).

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after good faith effort, we cannot comply with the applicable law, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of shares residing in that jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

If you have any questions regarding the Offer, please contact Georgeson Inc., the Information Agent for the Offer, at (212) 440-9800 (banks and brokers) or (888) 219-8320 (toll-free), or Deutsche Bank Securities Inc., the Dealer Manager for the Offer, at (855) 306-3986 (toll-free).

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE OFFER OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL OR TO DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase my Common Shares?

Neutral Tandem, Inc., which we refer to as the “Company,” “Neutral Tandem,” “we,” “our” or “us.”

What will be the Purchase Price for the Common Shares and what will be the form of payment?

We are conducting an offer by means of a modified “Dutch auction” to purchase for cash up to 3,225,806 shares of our common stock, par value $0.001 per share (the “Common Shares”), pursuant to (i) auction tenders at prices specified by the tendering stockholders of not greater than $18.00 nor less than $15.50 per Common Share (“Auction Tenders”), or (ii) purchase price tenders (“Purchase Price Tenders”), in either case upon the terms and subject to the conditions described in this Offer to Purchase and in the Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). Promptly after 5:00 p.m., New York City time, on June 13, 2011, unless the Offer is extended or withdrawn (such date, as it may be extended, the “Expiration Date”), we will, upon the terms and subject to the conditions of the Offer, determine a single price per Common Share (the “Purchase Price”), which will be not more than $18.00 and not less than $15.50 per Common Share, that we will pay for Common Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Common Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering Common Shares pursuant to Auction Tenders. Common Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $15.50 per Common Share for purposes of determining the Purchase Price (which is the minimum price per Common Share under the Offer).

The Purchase Price will be the lowest price per Common Share of not more than $18.00 and not less than $15.50 per Common Share at which Common Shares have been tendered or have been deemed to be tendered in the Offer that will enable us to purchase the maximum number of Common Shares tendered in the Offer having an aggregate purchase price not exceeding $50 million. We will publicly announce the Purchase Price promptly after we have determined it and, upon the terms and subject to the conditions of the Offer (including the proration provisions), we will pay the Purchase Price in cash, without interest, to all stockholders who have properly tendered (and have not properly withdrawn) their Common Shares pursuant to Auction Tenders at prices equal to or less than the Purchase Price or pursuant to Purchase Price Tenders, subject to applicable withholding taxes. See Section 1.

How many Common Shares is Neutral Tandem offering to purchase?

We will purchase, at the Purchase Price, Common Shares properly tendered in the Offer and not properly withdrawn up to a maximum aggregate purchase price of $50 million. Since the Purchase Price will only be determined after the Expiration Date, the number of Common Shares that will be purchased will not be known until after that time. If the Purchase Price is determined to be $15.50 per Common Share, the minimum Purchase Price under the Offer, the maximum number of Common Shares that will be purchased under the Offer is 3,225,806. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $18.00 per Common Share, the maximum Purchase Price under the Offer, the minimum number of Common Shares that will be purchased under the Offer is 2,777,777.

The Offer is not conditioned upon obtaining financing or any minimum number of Common Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

How will Neutral Tandem pay for the Common Shares?

We will fund any purchase of Common Shares pursuant to the Offer, including related fees and expenses, from available cash. The Offer is not conditional upon the receipt of financing. See Section 9.

How long do I have to tender my Common Shares?

You may tender your Common Shares until the Offer expires on the Expiration Date. If a broker, dealer, commercial bank, trust company or other nominee holds your Common Shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Sections 1 and 3.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

We can extend the Offer in our sole discretion at any time, subject to applicable laws. We may, however, decide not to extend the Offer. If we were to extend the Offer, we cannot indicate, at this time, the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any Common Shares that have been tendered. We can also amend or terminate the Offer, subject to applicable law. See Sections 7 and 15.

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will issue a press release announcing the extension and the new Expiration Date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by issuing a press release announcing the amendment. See Section 15.

What is the purpose of the Offer?

One of our principal operating objectives is to utilize capital efficiently. We manage our capital by evaluating the returns available to stockholders in our U.S. and international voice, IP Transit and Ethernet telecommunications businesses, assessing potential returns in complementary lines of business and, where appropriate and subject to applicable law and other considerations, returning excess capital to stockholders via share repurchase programs.

As more fully discussed in Section 2, during a series of meetings, the Board of Directors (the “Board”) considered a range of possible methods of returning value to stockholders, including a dividend, a significant open market share repurchase program or a self-tender offer, as a result of which the Board entered into a letter agreement with certain stockholders, pursuant to which the Board determined to proceed with the Offer. In considering the foregoing and the Offer, the Board reviewed, with the assistance of management and outside advisors, the Company’s results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions and other factors the Board deemed relevant.

The Company believes that the modified “Dutch auction” tender offer mechanism is a prudent use of the Company’s financial resources and an efficient way to return capital to stockholders who wish to receive cash for all or a portion of their Common Shares. The Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Common Shares in a short period without potential disruption to the Common Share price) with an opportunity to obtain liquidity with respect to all or a portion of their Common Shares, without potential disruption to the Common Share price and the usual transaction costs associated with market sales. In addition, stockholders who wish to achieve a greater percentage of equity ownership in the Company will be able to do so by not tendering their Common Shares in the Offer, because if the Company completes the Offer, each Common Share that remains outstanding will have a greater percentage ownership in Neutral Tandem and its future earnings and assets, while also bearing the attendant risks associated with owning Common Shares.

After completing the Offer, we may consider various forms of share repurchases, including open market purchases, tender offers, privately negotiated transactions and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions and other factors deemed relevant. See Section 2.

What are the conditions to the Offer?

Our obligation to accept and purchase and pay for Common Shares tendered in the Offer depends upon a number of conditions that must be satisfied or waived on or prior to the Expiration Date, including that:

•

no action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Common Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer or (2) seeks to make the purchase of, or payment for, some or all of the Common Shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the Common Shares;

•

our acceptance for payment, purchase or payment for any Common Shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order (as determined by us in our sole discretion);

•

no action shall have been taken nor any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which (1) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Common Shares thereunder or (2) is reasonably likely to make the purchase of, or payment for, some or all of the Common Shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•

no general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market, declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

•

no commencement or escalation, on or after May 12, 2011, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism involving the United States or any other jurisdiction in which Neutral Tandem or any of our subsidiaries have an office;

•

no decrease of more than 10% in the market price for the Common Shares or in the NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on May 11, 2011 shall have occurred;

•

no change in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects of Neutral Tandem and our subsidiaries, taken as a whole, on the value of or trading in the Common Shares, on our ability to consummate the Offer or on the benefits of the Offer to us, shall have occurred;

•

no change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of Neutral Tandem or any of our subsidiaries that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on Neutral Tandem and our subsidiaries, taken as a whole, on the value of or trading in the Common Shares, on our ability to consummate the Offer or on the benefits of the Offer to us, shall have occurred;

•

no tender or exchange offer for any or all of our outstanding Common Shares (other than the Offer) shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed;

•

no approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer, shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment;

•

we shall not have determined that the consummation of the Offer and the purchase of the Common Shares pursuant to the Offer is likely, in our reasonable judgment, to cause the Common Shares to be (1) held by less than 400 persons, (2) delisted from NASDAQ or (3) eligible for deregistration under the Exchange Act.

The Offer is subject to these conditions, all of which are described in greater detail in Section 7. Each of these conditions is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Date.

Following the Offer, will the Company continue as a public company?

Yes. It is a condition of our obligation to purchase Common Shares pursuant to the Offer that, as a result of the consummation of the Offer, there not be a reasonable likelihood that the Common Shares will be held by less than 400 persons or that the Common Shares will be delisted from NASDAQ or will be eligible for deregistration under the Exchange Act. See Sections 2, 7 and 12.

How do I tender my Common Shares?

If you want to tender all or any portion of your Common Shares, you must do one of the following prior to the Expiration Date:

•	if your Common Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Common Shares for you;

•

if you hold certificates or hold Common Shares in book entry form as a registered holder in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates, if applicable, for your Common Shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal;

•

if you are an institution participating in The Depositary Trust Company (“DTC”), tender your Common Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

If you want to tender your Common Shares but your certificates for the Common Shares are not immediately available, or cannot be delivered to the Depositary within the required time, or you cannot comply with the procedure for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary prior to the Expiration Date, you may still tender your Common Shares if you comply with the guaranteed delivery procedure described in Section 3.

You may contact the Information Agent, the Dealer Manager or your broker for assistance. The contact information for the Information Agent and Dealer Manager is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

How do holders of vested stock options for Common Shares participate in the Offer?

Options to purchase Common Shares cannot be tendered in the Offer. If you hold vested but unexercised options, you may exercise such options in accordance with the terms of our share-based compensation plans and the Company’s policies and practices, and tender the Common Shares received upon such exercise in accordance with the Offer. Exercises of options cannot be revoked even if some or all of the Common Shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration date of your options, the range of tender prices and the provisions for pro rata purchases by Neutral Tandem described in Section 1. We strongly encourage optionholders to discuss the Offer with their own tax advisor and financial advisor and/or broker.

Please be advised that it is the optionholder’s responsibility to tender Common Shares in the Offer to the extent such holder wants to participate and it may be difficult to secure delivery of Common Shares issued pursuant to vested stock options in a time period sufficient to allow tender of those Common Shares prior to the Expiration Date. Accordingly, if you decide to participate in the Offer, we suggest that you exercise your vested options and satisfy the exercise price for such Common Shares in accordance with the terms of the related stock option plan and option agreement and Company policies and practices at least four business days prior to the Expiration Date (which, unless the Offer is extended, means you should exercise your vested stock options and satisfy the related exercise price no later than 4:00 p.m., New York City time, on June 7, 2011). See Section 3.

While the Board has authorized the Offer, it has not, nor has the Company, the Dealer Manager, the Information Agent or the Depositary, made, or is making, any recommendation to you as to whether you should tender or refrain from tendering your Common Shares or as to the price or prices at which you may choose to tender your Common Shares.

How do holders of restricted stock awards participate in the Offer?

Holders of restricted stock awards may not tender such restricted shares in the Offer unless and until such shares have vested and the restrictions on such shares have lapsed. See Section 3.

What happens if the number of Common Shares tendered in the Offer would result in an aggregate purchase price of more than $50 million?

Because of the proration and conditional tender provisions described herein, we may not purchase all of the Common Shares that you tender even if you tender them at or below the Purchase Price. See Section 1.

May I tender only a portion of the Common Shares that I hold?

Yes.

Once I have tendered Common Shares in the Offer, can I withdraw my tender?

Yes. You may withdraw your tendered Common Shares at any time prior to the Expiration Date, or such later time and date to which we may extend the Offer, in which case you can withdraw your Common Shares until the expiration of the Offer as extended. In addition, unless we have already accepted your tendered Common Shares for payment, you may withdraw your tendered Common Shares at any time after 12:00 Midnight, New York City time, on July 8, 2011. See Section 4.

How do I withdraw Common Shares previously tendered?

To properly withdraw tendered Common Shares, you must deliver, on a timely basis, a written notice of your withdrawal to the Depositary, at one of its addresses appearing on the back cover page of this Offer to Purchase, while you still have the right to withdraw the Common Shares. Your notice of withdrawal must specify your name, the number of Common Shares to be withdrawn and the name of the registered holder of such Common Shares. Some additional requirements apply if the certificates for Common Shares to be withdrawn have been delivered to the Depositary or if your Common Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Common Shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your Common Shares. See Section 4.

Has Neutral Tandem or its Board adopted a position on the Offer?

While the Board has authorized the Offer, it has not, nor has the Company, the Dealer Manager, the Information Agent or the Depositary, made, or is making, any recommendation to you as to whether you should tender or refrain from tendering your Common Shares or as to the price or prices at which you may choose to tender your Common Shares. You must make your own decisions as to whether to tender your Common Shares and, if so, how many Common Shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. You are urged to discuss your decisions with your own tax advisors, financial advisors and/or brokers. See Section 2.

Do Neutral Tandem’s directors or officers or affiliates intend to tender their Common Shares in the Offer?

Our directors and officers have informed us that they do not intend to tender Common Shares in the Offer. As a result, the Offer will increase the proportional holdings of our directors and our officers. See Section 11.

What will happen if I do not tender my Common Shares?

Stockholders who do not participate in the Offer will retain their Common Shares and, if the Company completes the Offer, their relative ownership interest in the Company will automatically increase. See Section 2.

When and how will Neutral Tandem pay for my tendered Common Shares that are accepted for purchase pursuant to the Offer?

We will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the Common Shares we purchase promptly after the expiration of the Offer and the acceptance of the Common Shares for payment. We will pay for the Common Shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your Common Shares accepted for payment pursuant to the Offer. See Section 5.

What is the recent market price for the Common Shares?

On April 18, 2011, the last full trading day before announcement of the intention to make the Offer, the reported closing price of the Common Shares on NASDAQ was $14.41 per Common Share, and on May 11, 2011, the last full trading day before commencement of the Offer, the reported closing price of the Common Shares on NASDAQ was $16.13 per Common Share. You are urged to obtain current market quotations for the Common Shares before deciding whether, and at what price or prices, to tender your Common Shares pursuant to the Offer. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my Common Shares?

If you are a holder of record of your Common Shares and you tender your Common Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Common Shares through a bank, broker, dealer, trust company or other nominee and that person tenders Common Shares on your behalf, that person may charge you a fee for doing so. We urge you to consult your bank, broker, dealer, trust company or other nominee to determine whether any such charges will apply. See Section 3.

What is the accounting treatment of the Offer?

The accounting for the purchase of Common Shares pursuant to the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the Common Shares we purchase plus the fees related to the Offer and a corresponding reduction in total cash. See Section 2.

Are there any governmental or regulatory approvals, consents or filings to be made or obtained in connection with the Offer?

We are not aware of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Common Shares as contemplated by the Offer. Should any such approval or other action or notice filings be required, we presently contemplate that we will seek that approval or other action and make or cause to be made such notice filings. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Common Shares tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for Common Shares are subject to the satisfaction of certain conditions. See Sections 7 and 13.

What are the United States federal income tax consequences if I tender my Common Shares?

Generally, if you are a U.S. Holder (as defined in Section 14), the receipt of cash from us in exchange for the Common Shares you tender in the Offer will be a taxable event for U.S. federal income tax purposes. The receipt of cash for your tendered Common Shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange of tendered Common Shares eligible for capital gain or loss treatment or (2) a distribution in respect of stock from the Company. If you are a U.S. Holder, you should complete the Form W-9 included as part of the Letter of Transmittal. Any tendering stockholder or other payee who is a U.S. Holder and who fails to complete, sign and return to the Depositary the Form W-9 included in the Letter of Transmittal (or such other Internal Revenue Service form as may be applicable) may be subject to United States backup withholding. Such withholding would currently be equal to 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer. See Sections 3 and 14. All stockholders should review the discussion in Sections 3 and 14 regarding material U.S. federal income tax issues and consult their own tax advisor regarding the tax consequences of the Offer.

Will I have to pay a stock transfer tax if I tender my Common Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered Common Shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact Georgeson Inc., our Information Agent, or Deutsche Bank Securities Inc., our Dealer Manager, in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to

Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this Offer to Purchase are forward-looking statements. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements Neutral Tandem makes. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation, including intercarrier compensation reform currently pending at the Federal Communications Commission; the effects of competition, including direct connects; the risks associated with our ability to successfully develop and market international voice services and Ethernet services, many of which are beyond our control and all of which could delay or negatively affect our ability to offer or market international voice and Ethernet services; the ability to develop and provide other new services; the risk that our business and the Tinet business will not be integrated successfully; technological developments; the ability to obtain and protect intellectual property rights; the impact of current or future litigation; the potential impact of any future acquisitions, mergers or divestitures; natural or man-made disasters; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions, including currency fluctuations; and other important factors included in our reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of Neutral Tandem’s Annual Report on Form 10-K for the period ended December 31, 2010, as such Risk Factors may be updated from time to time in subsequent reports. Neutral Tandem does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

INTRODUCTION

To the Stockholders of Neutral Tandem, Inc.:

Neutral Tandem, Inc. (the “Company,” “Neutral Tandem,” “we,” “our” or “us”) invites its stockholders to tender their shares of common stock, par value $0.001 per share of the Company (the “Common Shares”), for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”), we are offering to purchase up to 3,225,806 Common Shares pursuant to (i) auction tenders at prices specified by the tendering stockholders of not greater than $18.00 nor less than $15.50 per Common Share (“Auction Tenders”), or (ii) purchase price tenders (“Purchase Price Tenders”). Stockholders who wish to tender Common Shares without specifying a price at which such Common Shares may be purchased by the Company should make a Purchase Price Tender. Under a Purchase Price Tender, Common Shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price (as defined below) determined as provided herein.

The Offer will expire on June 13, 2011, at 5:00 p.m., New York City time, unless the Offer is extended or withdrawn (such date, as it may be extended, the “Expiration Date”).

After the Expiration Date, assuming the conditions to the Offer have been satisfied or waived, we will determine a single price per Common Share (the “Purchase Price”), which will be not more than $18.00 and not less than $15.50 per Common Share, that we will pay for Common Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Common Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering Common Shares pursuant to Auction Tenders. Common Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $15.50 per Common Share for purposes of determining the Purchase Price (which is the minimum price per Common Share under the Offer). The Purchase Price will be the lowest price per Common Share of not more than $18.00 and not less than $15.50 per Common Share at which Common Shares have been tendered or have been deemed to be tendered in the Offer that will enable us to purchase the maximum number of Common Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $50 million. Common Shares properly tendered pursuant to an Auction Tender will only be taken up if the price specified in the Auction Tender is equal to or less than the Purchase Price.

All Common Shares purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether the stockholder tendered at a lower price. However, because of the proration and conditional tender provisions described in this Offer to Purchase, all of the Common Shares tendered at or below the Purchase Price may not be purchased if more than the number of Common Shares we seek are properly tendered and not properly withdrawn.

Only Common Shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be purchased. Common Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Date. See Sections 3 and 4.

Stockholders must complete, among other items, the section of the Letter of Transmittal relating to the price or prices at which they are tendering Common Shares in order to properly tender Common Shares. Stockholders who tender Common Shares must specify whether they are making an Auction Tender or a Purchase Price Tender. Any stockholder who wishes to tender Common Shares at more than one price must complete a separate Letter of Transmittal for each price at which Common Shares are being tendered. See Section 3.

THE OFFER IS NOT CONDITIONED UPON OBTAINING FINANCING OR ANY MINIMUM NUMBER OF COMMON SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS. SEE SECTION 7.

WHILE THE BOARD HAS AUTHORIZED THE OFFER, IT HAS NOT, NOR HAS THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, MADE, OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM

TENDERING YOUR COMMON SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR COMMON SHARES. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR COMMON SHARES AND, IF SO, HOW MANY COMMON SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.

Upon the terms and subject to the conditions of the Offer, if the number of Common Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $50 million, we will purchase Common Shares:

•

First, from all stockholders who properly tender Common Shares at or below the Purchase Price, on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional Common Shares (except for stockholders who tendered Common Shares conditionally for which the condition was not satisfied), until we have purchased Common Shares resulting in an aggregate purchase price of $50 million; and

•

Second, only if necessary to permit us to purchase Common Shares resulting in an aggregate purchase price of $50 million, from holders who properly tender Common Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Common Shares are conditionally tendered must have properly tendered and not properly withdrawn all of their Common Shares prior to the Expiration Date. See Sections 1 and 6.

Because of the proration and conditional tender provisions described above, we may not purchase all of the Common Shares that you tender even if you tender them at or below the Purchase Price. See Section 1.

The Purchase Price will be paid to tendering stockholders in cash, less any applicable withholding taxes and without interest, for all Common Shares purchased. Tendering stockholders who hold Common Shares registered in their own name and who tender their Common Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5 hereof, stock transfer taxes on the purchase of Common Shares by us pursuant to the Offer. Stockholders holding Common Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other nominee to determine whether any charges may apply if stockholders tender Common Shares through such nominees and not directly to the Depositary. See Section 3.

Also, any tendering stockholder or other payee who is a U.S. Holder and who fails to complete, sign and return to the Depositary the Form W-9 included with the Letter of Transmittal (or such other Internal Revenue Service form as may be applicable) may be subject to U.S. federal income tax backup withholding (currently at a rate of 28%) of the gross proceeds paid to the U.S. Holder (as defined in Section 14) or other payee pursuant to the Offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See Section 3. Also, see Section 14 regarding material U.S. federal income tax consequences of the Offer.

In addition, holders of vested but unexercised options to purchase Common Shares under our share-based compensation plans may exercise such options in accordance with the terms of our share-based compensation plans and the Company’s policies and practices, and tender in the Offer some or all of the Common Shares issued upon such exercise. Holders of restricted stock awards may not tender the restricted shares unless and until the restrictions on such units have lapsed and such units have vested and been settled in Common Shares. See Sections 3 and 11.

We will pay all reasonable fees and expenses incurred in connection with the Offer by Computershare Trust Company, N.A., the Depositary for the Offer, Georgeson Inc., our Information Agent, and Deutsche Bank Securities Inc., our Dealer Manager. See Section 16.

As of May 11, 2011, there were 34,441,297 Common Shares issued and outstanding. The maximum of 3,225,806 Common Shares that we are offering to purchase under the Offer represents approximately 9.37% of the total number of Common Shares issued and outstanding as of May 11, 2011. Assuming the Offer is fully subscribed, the minimum of 2,777,777 Common Shares that we are offering to purchase under the Offer represents approximately 8.07% of the total number of Common Shares issued and outstanding as of May 11, 2011. See Section 1.

The Common Shares are listed on NASDAQ and trade under the symbol “TNDM.” On April 18, 2011, the last full trading day before the announcement of the intention to make the Offer, the reported closing price of the Common Shares on NASDAQ was $14.41 per Common Share. On May 11, 2011, the last full trading day before the announcement of the Offer, the reported closing price of the Common Shares on NASDAQ was $16.13 per Common Share. You are urged to obtain current market quotations for the Common Shares before deciding whether, and at what price or prices, to tender your Common Shares pursuant to the Offer. See Section 8.

References in this Offer to Purchase to “dollars” and “$” are to the lawful currency of the United States of America, unless otherwise indicated or the context suggests otherwise.

THE OFFER

1.	Number of Common Shares; Purchase Price; Proration.

General.  Promptly following the Expiration Date, Neutral Tandem will, upon the terms and subject to the conditions of the Offer, determine a single Purchase Price (which will be not more than $18.00 and not less than $15.50 per Common Share) that it will pay for Common Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Common Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering Common Shares pursuant to Auction Tenders. Common Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $15.50 per Common Share for purposes of determining the Purchase Price (which is the minimum price per Common Share under the Offer). The Purchase Price will be the lowest price per Common Share of not more than $18.00 and not less than $15.50 per Common Share at which Common Shares have been tendered or have been deemed to be tendered in the Offer that will enable Neutral Tandem to purchase the maximum number of tendered Common Shares having an aggregate purchase price not exceeding $50 million. Common Shares properly tendered pursuant to an Auction Tender will only be taken up if the price specified in the Auction Tender is equal or less than the Purchase Price.

Promptly after determining the Purchase Price, Neutral Tandem will publicly announce the Purchase Price and all stockholders who have properly tendered and not properly withdrawn their Common Shares pursuant to Auction Tenders at prices equal to or less than the Purchase Price or pursuant to Purchase Price Tenders will receive the Purchase Price, payable in cash, without interest, but subject to applicable withholding taxes, for all Common Shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to proration and conditional tender described below.

The Purchase Price will be denominated in United States dollars and all payments to stockholders under the Offer will be made in United States dollars.

Stockholders properly tendering Common Shares pursuant to Auction Tenders at $15.50 per Common Share (the minimum purchase price under the Offer) and stockholders properly tendering Common Shares pursuant to Purchase Price Tenders can reasonably expect to have such Common Shares purchased at the Purchase Price if any Common Shares are purchased under the Offer (subject to provisions relating to proration and conditional tender described below).

Common Shares acquired pursuant to the Offer will be acquired by Neutral Tandem free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such Common Shares to stockholders of record on or prior to the date on which the Common Shares are taken up and paid for under the Offer shall be for the account of such stockholders. See Section 8.

The Offer is not conditioned upon obtaining financing or any minimum number of Common Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

Priority of Purchases.  Upon the terms and subject to the conditions of the Offer, if the number of Common Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $50 million:

•

First, subject to the conditional tender provisions described in Section 6, we will purchase all Common Shares properly tendered and not properly withdrawn at prices at or below the Purchase Price, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Common Shares, as described below, until we have purchased Common Shares resulting in an aggregate purchase price of $50 million.

•

Second, only if necessary to permit us to purchase Common Shares resulting in an aggregate purchase price of $50 million, Common Shares conditionally tendered at or below the Purchase Price (for which the condition was not initially satisfied) and not properly withdrawn prior to the Expiration Date, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose Common Shares are conditionally tendered must have properly tendered and not properly withdrawn all of their Common Shares prior to the Expiration Date.

As a result of the foregoing priorities applicable to the purchase of Common Shares tendered, it is possible that all of the Common Shares that a stockholder tenders in the Offer at or below the Purchase Price may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of Common Shares, it is possible that none of those Common Shares will be purchased.

Proration.  If proration of tendered Common Shares is required, we will determine the proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional Common Shares and subject to conditional tenders described in Section 6, proration for each stockholder tendering Common Shares will be based on the ratio of the number of Common Shares properly tendered and not properly withdrawn by the stockholder to the total number of Common Shares properly tendered and not properly withdrawn by all stockholders at or below the Purchase Price. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers. If the Offer is oversubscribed, Common Shares tendered at or below the purchase price and not properly withdrawn will be subject to proration.

As described in Section 14, the number of Common Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the stockholder and, therefore, may be relevant to a stockholder’s decisions whether or not to tender Common Shares and whether or not to condition any tender upon our purchase of a stated number of Common Shares held by such stockholder. The Letter of Transmittal affords each stockholder who tenders Common Shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which Common Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Common Shares being purchased. See Section 6.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Common Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on Neutral Tandem’s stockholder list, or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Common Shares.

2.	Purpose of the Offer; Certain Effects of the Offer.

One of our principal operating objectives is to utilize capital efficiently. The Company intends to actively manage its capital by evaluating the returns available to stockholders in our U.S. and international voice, IP Transit and Ethernet telecommunications businesses, assessing potential returns in complementary lines of business and, where appropriate and subject to applicable law and other considerations, returning excess capital to stockholders. The Company has retained Deutsche Bank Securities Inc. in this regard as the Dealer Manager in connection with the Offer.

In February 2011, the Board evaluated the Company’s utilization of capital and authorized the repurchase of up to $50 million of Common Shares as part of a discretionary stock repurchase program.

On April 18, 2011, we entered into a letter agreement (the “Agreement”) with Clinton Group, Inc., Spotlight Advisors, LLC and certain additional parties (collectively, the “Investor Group”) pursuant to which we agreed, subject to certain conditions, to convert our existing $50 million discretionary stock repurchase program into a modified “Dutch auction” tender offer on or prior to June 17, 2011. The Agreement also provides that two new independent directors will join the Board following our 2011 annual meeting of stockholders, and we will form a new Board committee responsible for considering matters regarding the Company’s capital structure and capital allocation (the “Capital Allocation Committee”). One director will be selected by the Board from a list of nominees suggested by the Investor Group. Our Capital Allocation Committee will consider, among other matters, the allocation of capital to new investments or acquisitions, and whether any unneeded capital remains following the Offer that may be returned to stockholders through dividends, tender offers or buybacks. As of March 31, 2011 our working capital was approximately $134.0 million. Assuming that Common Shares are tendered and accepted in the Offer with an aggregate purchase price of $50.0 million, our pro-forma working capital as of March 31, 2011 would be approximately $84.0 million after giving effect to this Offer. By no later than September 30, 2011, the Capital Allocation Committee will evaluate and recommend to the Board whether, among other matters, such working capital should be retained by the Company to fund future capital expenditures and anticipated growth needs, allocated to new investments or acquisitions, returned to our stockholders through future dividends, tender offers or other types of share repurchases, or some combination of the foregoing. Unless the Expiration Date is extended by Neutral Tandem, you will no longer be a stockholder of record of Common Shares that have been validly tendered and not withdrawn and that are purchased by us under the Offer. Therefore, you will not be eligible for any benefits with respect to such validly tendered and purchased Common Shares that inure to holders of record on or after June 13, 2011.

Members of our senior management have met with the Board to discuss the terms of the proposed cash self-tender offer. The Board considered the terms of the Offer and further reviewed the Company’s results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions and other factors the Board deemed relevant. Based upon the foregoing, on May 11, 2011, the full Board unanimously approved proceeding with the Offer.

The Company believes that the modified “Dutch auction” tender offer mechanism is a prudent use of the Company’s financial resources and an efficient way to return capital to stockholders who wish to receive cash for all or a portion of their Common Shares. The Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Common Shares without potential disruption to the Common Share price) with an opportunity to obtain liquidity with respect to all or a portion of their Common Shares, without potential disruption to the Common Share price and the usual transaction costs associated with market sales. In addition, stockholders who wish to achieve a greater percentage of equity ownership in the Company will be able to do so by not tendering their Common Shares in the Offer because if the Company completes the Offer, each Common Share that remains outstanding will have a greater percentage ownership in Neutral Tandem and its future earnings and assets, while also bearing the attendant risks associated with owning Common Shares.

The Board also considered possible additional share repurchases, as a result of which the Board also authorized the Company, following completion of the Offer, including any additional period required by law, to make additional repurchases of Common Shares in such manner and at such prices as the Company’s executive officers deem advisable up to an amount not to exceed $50 million less the aggregate amount expended for Common Shares in the Offer (which would be $10 million if $40 million of Common Shares were purchased in the Offer). We may also otherwise consider various other forms of share repurchases, including open market purchases, tender offers, privately negotiated transactions and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions and other factors our Board deems relevant.

WHILE THE BOARD HAS AUTHORIZED THE OFFER, IT HAS NOT, NOR HAS THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, MADE, OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT

WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.

Certain Effects of the Offer.  Stockholders who do not tender their Common Shares in the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of Common Shares or proration will continue to be owners of the Company. As a result, if we complete the Offer, those stockholders will realize an automatic increase in their relative ownership interest in the Company and also will bear the attendant risks associated with owning our equity securities. Stockholders may be able to sell non-tendered Common Shares in the future at a net price significantly higher or lower than the Purchase Price pursuant to the Offer. We can give no assurance as to the price at which a stockholder may be able to sell its Common Shares in the future.

The Offer will reduce our “public float” (the number of Common Shares owned by non-affiliated stockholders and available for trading in the securities markets), and is likely to reduce the number of our stockholders.

Our directors and officers have also informed us that they do not intend to tender Common Shares in the Offer. As a result, the Offer will increase the proportional holdings of our directors and officers. Surendra Saboo, our President and Chief Operating Officer, has advised us that, during the pendency of the Offer, up to 20,000 Common Shares beneficially owned by him may be sold in open market transactions pursuant to a pre-arranged Rule 10b5-1 stock trading plan between Mr. Saboo and a broker. Further, David Lopez, our Senior Vice President of Sales, has also advised us that, during the pendency of the Offer, up to 16,250 Common Shares beneficially owned by him may be sold in open market transactions pursuant to a pre-arranged Rule 10b5-1 stock trading plan between Mr. Lopez and a broker. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the executive officer when entering into the plan, without further direction from the executive officer.

In addition, after expiration or termination of the Offer, our directors and officers may also sell their Common Shares, subject to applicable law and applicable policies and practices of the Company, from time to time in open market transactions at prices that may be more or less favorable than the Purchase Price to be paid to our holders of Common Share pursuant to the Offer. See Section 11.

The voting power of the Company’s capital stock is vested exclusively in the holders of Common Shares, except as otherwise provided by law or as may be established in favor of any series of preferred stock that may be issued. The Offer to Purchase transaction will not result in a change of control of the Company.

Based on the published guidelines of NASDAQ and the conditions of the Offer, we believe that our purchase of up to 3,225,806 Common Shares pursuant to the Offer will not result in delisting of the remaining Common Shares on NASDAQ. The Common Shares are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires, among other things, that we furnish certain information to our stockholders and the Securities and Exchange Commission (the “SEC”) and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Common Shares pursuant to the Offer will not result in the Common Shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon, among other things, our having determined that the consummation of the Offer will not cause the Common Shares to be delisted from NASDAQ or to be eligible for deregistration under the Exchange Act. See Section 7.

Common Shares we acquire pursuant to the Offer will be retained as treasury shares by us (unless and until the Board determines to retire or reissue such Common Shares). Such Common Shares will be held in treasury with the status of authorized Common Shares and will be available for reissuance without further stockholder action for all purposes except as prohibited or limited by applicable law or the rules of NASDAQ. We have no current plans for the reissuance of Common Shares purchased pursuant to the Offer, but reserve the right to do so without notice.

The accounting for the purchase of Common Shares pursuant to the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the Common Shares we purchase plus the fees related to the Offer and a corresponding reduction in total cash and investments.

Our Common Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the Common Shares as collateral. We believe that, following the purchase of Common Shares pursuant to the Offer, the Common Shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Except as disclosed or incorporated by reference in this Offer to Purchase, Neutral Tandem currently has no plans, proposals or negotiations underway that relate to or would result in:

•	any material extraordinary transaction, such as a merger, reorganization or liquidation, involving Neutral Tandem or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of Neutral Tandem or any of its subsidiaries;

•	any material change in the present dividend policy, or indebtedness or capitalization of Neutral Tandem;

•

any change in the present Board or management of Neutral Tandem, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer;

•	any other material change in Neutral Tandem’s corporate structure or business;

•	any class of equity securities of Neutral Tandem becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on NASDAQ;

•	the suspension of Neutral Tandem’s obligation to file reports under Section 15(d) of the Exchange Act;

•

the acquisition by any person of additional securities of Neutral Tandem, or the disposition by any person of securities of Neutral Tandem, other than purchases and dispositions related to the exercise of outstanding options to purchase Common Shares and the vesting of restricted stock awards granted to certain employees (including directors and officers); or

•

any changes in Neutral Tandem’s Certificate of Incorporation or Bylaws, in each case as currently in effect, or other governing instruments or other actions that could impede the acquisition of control of Neutral Tandem.

Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, including but not limited to the discussion of the Agreement in this Section 2, that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events (including, without limitation, opportunities to acquire or dispose of businesses). We reserve the right to change our plans and intentions at any time as we deem appropriate.

3.	Procedures for Tendering Common Shares.

Proper Tender of Common Shares.  For Common Shares to be tendered properly in the Offer:

•

the certificates for the Common Shares, or confirmation of receipt of the Common Shares pursuant to the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Date by the Depositary at its address set forth on the back cover page of this Offer to Purchase; or

•	the tendering stockholder must, prior to the Expiration Date, comply with the guaranteed delivery procedure set forth below.

In accordance with Instruction 5 to the Letter of Transmittal, each stockholder desiring to tender Common Shares in the Offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Auction Price Tender: Price (in Dollars) per Common Share at Which Common Shares are Being Tendered,” indicating the price at which Common Shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned “Purchase Price Tender,” in which case you will be deemed to have tendered your Common Shares at the minimum price of $15.50 per Common Share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $15.50 PER SHARE.) A tender of Common Shares will be proper only if, among other things, one, and only one, of these boxes is checked on the Letter of Transmittal. Stockholders who tender Common Shares must specify whether they are making an Auction Tender or Purchase Price Tender.

If tendering stockholders wish to maximize the chance that their Common Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Purchase Price Tender.” Note that this election is deemed to be a tender of Common Shares at the minimum price of $15.50 per Common Share and could result in the tendered Common Shares being purchased at the minimum price of $15.50 per Common Share. See Section 8 for recent market prices for the Common Shares.

If tendering stockholders wish to indicate a specific price (in increments of $0.25) at which their Common Shares are being tendered, they must check the box indicating such price under the section captioned “Auction Price Tenders: Price (in Dollars) per Common Share at Which Common Shares are Being Tendered.” Tendering stockholders should be aware that this election could mean that none of their Common Shares will be purchased if the price selected by the stockholder is higher than the Purchase Price. A stockholder who wishes to tender Common Shares at more than one price must complete a separate Letter of Transmittal for each price at which Common Shares are being tendered. The same Common Shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders Common Shares at different prices; however, absent a notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Stockholders may contact the Depositary for additional instructions.

Stockholders holding Common Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their Common Shares. Stockholders who hold Common Shares through nominee stockholders are urged to consult their nominees to determine whether any charges may apply if stockholders tender Common Shares through such nominees and not directly to the Depositary.

Stockholders may tender Common Shares subject to the condition that all or a specified minimum number of Common Shares be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal and, if applicable, in the Notice of

Guaranteed Delivery. It is the tendering stockholder’s responsibility to determine the minimum number of Common Shares to be purchased. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Sections 6 and 14.

Signature Guarantees and Method of Delivery.  No signature guarantee is required if:

•

the Letter of Transmittal is signed by the registered holder of the Common Shares tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•

Common Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the NASDAQ OMX Group, Inc., Medallion Signature Program, the Stock Exchange Medallion Program, or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

If a certificate for Common Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Common Shares not purchased or tendered are to be issued, to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

In all cases, payment for Common Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the Common Shares (or a timely confirmation of the book-entry transfer of the Common Shares into the Depositary’s account at DTC, as described below), a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for Common Shares, the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering stockholder. Common Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery.  The Depositary will establish an account with respect to the Common Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Common Shares by causing DTC to transfer those Common Shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of Common Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (1) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Date or (2) the guaranteed delivery procedure described below must be followed if book-entry transfer of the Common Shares cannot be effected prior to the Expiration Date.

The confirmation of a book-entry transfer of Common Shares into the Depositary’s account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering Common Shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that Neutral Tandem may enforce such agreement against that participant.

Guaranteed Delivery.  If a stockholder desires to tender Common Shares in the Offer and the stockholder’s Common Share certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Date, the Common Shares may still be tendered if all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•

the Depositary receives by mail or overnight courier, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form Neutral Tandem has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

•

the certificates for all tendered Common Shares, in proper form for transfer (or confirmation of book-entry transfer of the Common Shares into the Depositary’s account at DTC), together with a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Stockholders may contact the Information Agent, the Dealer Manager or their broker for assistance. The contact information for the Information Agent and Dealer Manager is on the back cover page of this Offer to Purchase.

Stock Options.  Options to purchase Common Shares cannot be tendered in the Offer. If you hold vested but unexercised options, you may exercise such options in accordance with the terms of our share-based compensation plans and the Company’s policies and practices, and tender the Common Shares received upon such exercise in accordance with the Offer. Exercises of options cannot be revoked even if some or all of the Common Shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration date of your options, the range of tender prices and the provisions for pro rata purchases by Neutral Tandem described in Section 1. We strongly encourage optionholders to discuss the Offer with their own tax advisor, financial advisor and/or broker.

Please be advised that it is the optionholder’s responsibility to tender Common Shares in the Offer to the extent such holder wants to participate and it may be difficult to secure delivery of Common Shares issued pursuant to vested stock options in a time period sufficient to allow tender of those Common Shares prior to the Expiration Date. Accordingly, we suggest that you exercise your vested options and satisfy the exercise price for such Common Shares in accordance with the terms of the related stock option plan and option agreement and Company policies and practices at least four business days prior to the Expiration Date (which, unless the Offer is extended, means you should exercise your vested stock options and satisfy the related exercise price no later than 4:00 p.m., New York City time, on June 7, 2011).

Restricted Stock Awards.  Holders of restricted stock awards may not tender such restricted shares in the Offer unless and until such shares have vested and the restrictions on such shares have lapsed.

Return of Unpurchased Common Shares.  If any tendered Common Shares are not purchased, or if less than all Common Shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased Common Shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the

Common Shares, or, in the case of Common Shares tendered by book-entry transfer at DTC, the Common Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

U.S. Federal Income Tax Backup Withholding.  Under the U.S. federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 28% of the gross proceeds payable to a tendering stockholder or other payee who is a U.S. Holder pursuant to the Offer must be withheld and remitted to the Internal Revenue Service (the “IRS”), unless the tendering stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that the number is correct or otherwise establishes an exemption. Therefore, each tendering stockholder that is a U.S. Holder (as defined in Section 14) should complete and sign the Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless the stockholder otherwise establishes to the satisfaction of the Depositary that the stockholder is not subject to backup withholding. If a U.S. Holder does not provide the Depositary with the correct taxpayer identification number, the U.S. Holder may be subject to penalties imposed by the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Certain “exempt recipients” (including, among others, all corporations and certain Non-U.S. Holders (as defined in Section 14)) are not subject to backup withholding. In order for a Non-U.S. Holder (other than a partnership) to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN, W-8IMY (with any required attachments), W-8ECI, or W-8EXP, as applicable (which may be obtained on the IRS website (www.irs.gov)), signed under penalties of perjury, attesting to that stockholder’s exempt status. See Instruction 2 to the Letter of Transmittal.

Information reporting to the IRS may also apply to proceeds from the Offer.

Stockholders are urged to consult with their own tax advisors regarding information reporting and possible qualifications for exemption from backup withholding tax and the procedure for obtaining any applicable exemption.

For a more complete discussion of U.S. federal income tax consequences to tendering stockholders, see Section 14.

Determination of Validity; Rejection of Common Shares; Waiver of Defects; No Obligation to Give Notice of Defects.  All questions as to the number of Common Shares to be accepted, the Purchase Price to be paid for Common Shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of Common Shares will be determined by Neutral Tandem, in its sole discretion, and will be final and binding on all parties. Neutral Tandem reserves the absolute right to reject any or all tenders of any Common Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company’s counsel, be unlawful. Neutral Tandem also reserves the absolute right to waive any of the conditions of the Offer prior to the Expiration Date with respect to all tendered Common Shares. Neutral Tandem also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Common Shares, whether or not Neutral Tandem waives similar defects or irregularities in the case of any other stockholder. No tender of Common Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by Neutral Tandem. Neutral Tandem will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Common Shares. None of Neutral Tandem, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement.  It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Common Shares for such person’s own account unless, at the time of tender and at the end of the proration period or period during which Common Shares are accepted by lot, such person has a “net long position” (i.e., more Common Shares held in long positions than in short positions) in (1) a number of Common Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Common Shares for the purpose of tendering to us within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of Common Shares (“Equivalent Securities”) that are equal to or greater than the number of Common Shares tendered and, upon the acceptance of such tender, will acquire such Common Shares by conversion, exchange, or exercise of such Equivalent Securities and will deliver or cause to be delivered such Common Shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Common Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) such stockholder has a “net long position” in a number of Common Shares or Equivalent Securities at least equal to the Common Shares being tendered within the meaning of Rule 14e-4 and (ii) such tender of Shares complies with Rule 14e-4. Our acceptance for payment of Common Shares tendered in the Offer will constitute a binding agreement between the tendering stockholders and us upon the terms and subject to the conditions of the Offer, including the foregoing representations and warranties of the tendering stockholders.

Lost or Destroyed Certificates.  If any certificate representing Common Shares has been lost or destroyed, the stockholder should promptly notify the Depositary at the phone number or address set forth on the back cover page of this Offer to Purchase. The stockholder will then be instructed as to the steps that must be taken in order to replace the certificate(s) or to submit an affidavit of lost or destroyed certificate(s) and agreement of indemnity. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Certificates for Common Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to Neutral Tandem, the Dealer Manager or the Information Agent. Any certificates delivered to Neutral Tandem the Dealer Manager or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

4.	Withdrawal Rights.

Common Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Date. In addition, unless Neutral Tandem has already accepted your tendered Common Shares for payment, you may withdraw your tendered Common Shares at any time after 12:00 Midnight, New York City time, on July 8, 2011. Except as otherwise provided in this Section 4, tenders of Common Shares pursuant to the Offer are irrevocable.

For a withdrawal to be effective, a written notice of withdrawal must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase, and any notice of withdrawal must specify the name of the tendering stockholder, the number of Common Shares to be withdrawn and the name of the registered holder of the Common Shares to be withdrawn, if different from the person who tendered the Common Shares. A stockholder who has tendered Common Shares at more than one price must complete a separate notice of withdrawal for Common Shares tendered at each price. If the certificates for Common Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering stockholder also must submit the serial numbers shown on those particular certificates for Common Shares to be withdrawn and, unless an Eligible Institution has tendered those Common Shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Common Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Common Shares and must otherwise comply with DTC’s procedures.

Withdrawals may not be rescinded, and any Common Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, properly withdrawn Common Shares may be re-tendered prior to the Expiration Date by again following one of the procedures described in Section 3.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by Neutral Tandem, in its sole discretion, and will be final and binding on all parties. Neutral Tandem reserves the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of Common Shares by any stockholder, whether or not Neutral Tandem waives similar defects or irregularities in the case of any other stockholder. None of Neutral Tandem, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

If Neutral Tandem extends the Offer, is delayed in its purchase of Common Shares, or is unable to purchase Common Shares pursuant to the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depositary may, subject to applicable law, retain tendered Common Shares on behalf of Neutral Tandem, and such Common Shares may not be withdrawn, except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5.	Purchase of Common Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will (1) determine the Purchase Price we will pay for Common Shares properly tendered and not properly withdrawn prior to the Expiration Date, taking into account the number of Common Shares so tendered and the prices specified by tendering stockholders, and (2) accept for payment and pay an aggregate purchase price of up to $50 million for Common Shares that are properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the proration and conditional tender provisions of the Offer, Common Shares that are properly tendered at or below the Purchase Price and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the Common Shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per Common Share for all of the Common Shares accepted for payment pursuant to the Offer promptly after the Expiration Date. In all cases, payment for Common Shares tendered and accepted for payment pursuant to the Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for Common Shares, or a timely book-entry confirmation of the deposit of Common Shares into the Depositary’s account at DTC, (2) a properly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.

We will pay for Common Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price for the Common Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered Common Shares accepted for payment promptly after the Expiration Date. Certificates for all Common Shares tendered and not purchased, including all Common Shares tendered at prices in excess of the Purchase Price and Common Shares not purchased due to proration or conditional tenders, will be returned or, in the case of Common Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Common Shares, to the tendering stockholder at our expense promptly after the Expiration Date or termination of the Offer.

Under no circumstances will we pay interest on the Purchase Price, even if there is any delay in making payment. In addition, if certain events occur prior to the Expiration Date, we may not be obligated to purchase Common Shares pursuant to the Offer. See Section 7.

In addition, subject to applicable law, we have expressly reserved the right, in our sole discretion, to amend the Offer in any respect, including by decreasing or increasing the consideration offered in the Offer or by decreasing or increasing the number of Shares sought in the Offer. See Section 15.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Common Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Common Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted to the Depositary.

6.	Conditional Tender of Common Shares.

Under certain circumstances described in Section 1, if the Offer is over-subscribed, we will prorate the Common Shares purchased pursuant to the Offer. As discussed in Section 14, the number of Common Shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. The conditional tender alternative is made available for stockholders seeking to take steps to have Common Shares sold pursuant to the Offer treated as a sale or exchange of such Common Shares by the stockholder, rather than a distribution to the stockholder, for U.S. federal income tax purposes. Accordingly, a stockholder may tender Common Shares subject to the condition that all or a specified minimum number of the stockholder’s Common Shares tendered must be purchased if any Common Shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to calculate the minimum number of Common Shares that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Stockholders are urged to consult with their own tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any stockholder tendering Common Shares.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Common Shares that must be purchased if any are to be purchased. After the Expiration Date, if the number of Common Shares properly tendered and not properly withdrawn pursuant to Auction Tender at a price equal to or less than the Purchase Price and pursuant to Purchase Price Tender would result in an aggregate purchase price of more than $50 million, so that we must prorate our acceptance of and payment for tendered Common Shares, we will calculate a preliminary proration percentage, based upon all Common Shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of Common Shares to be purchased from any tendering stockholder below the minimum number specified by that stockholder, the Common Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph).

After giving effect to these withdrawals, we will accept the remaining Common Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If the withdrawal of conditional tenders would cause the total number of Common Shares to be purchased to fall below an aggregate Purchase Price of $50 million, then, to the extent feasible, we will select enough of the Common Shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of Common Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of Common Shares to be purchased. To be eligible for purchase by random lot, stockholders whose Common Shares are conditionally tendered must have properly tendered all of their Common Shares.

All Common Shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration and not otherwise purchased will be returned at our expense to the tendering stockholder promptly after the Expiration Date.

7.	Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Common Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for, Common Shares tendered, subject to the rules under the Exchange Act, if at any time prior to the Expiration Date any of the following events or circumstances shall have occurred (or shall have been reasonably determined by us to have occurred):

•

there shall have been instituted, or there shall be pending, or we shall have received notice of any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel that directly or indirectly:

•

challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Common Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer; or

•

seeks to make the purchase of, or payment for, some or all of the Common Shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the Common Shares;

•

our acceptance for payment, purchase or payment for any Common Shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order (as determined by us in our sole discretion);

•

any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Common Shares thereunder; or

•	is reasonably likely to make the purchase of, or payment for, some or all of the Common Shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•	there shall have occurred any of the following:

•

any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States;

•

the commencement or escalation, on or after May 12, 2011, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States or any other jurisdiction in which Neutral Tandem or any of our subsidiaries have an office;

•

any decrease of more than 10% in the market price for the Common Shares or in the NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on May 11, 2011;

•

any change in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects of Neutral Tandem and our subsidiaries, taken as a whole, on the value of or trading in the Common Shares, on our ability to consummate the Offer or on the benefits of the Offer to us;

•

any change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of Neutral Tandem or any of our subsidiaries that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on Neutral Tandem and our subsidiaries, taken as a whole, on the value of or trading in the Common Shares, on our ability to consummate the Offer or on the benefits of the Offer to us; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•

a tender or exchange offer for any or all of our outstanding Common Shares (other than the Offer) shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed;

•

any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment; or

•

we shall have determined that the consummation of the Offer and the purchase of the Common Shares pursuant to the Offer is likely, in our reasonable judgment, to cause the Common Shares to be (1) held by less than 400 persons, (2) delisted from NASDAQ or (3) eligible for deregistration under the Exchange Act.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Date. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties except as finally determined in a subsequent judicial proceeding if Neutral Tandem’s determinations are challenged by a stockholder.

8.	Price Range of Common Shares.

Our Common Shares are listed for trading on NASDAQ under the symbol “TNDM.” The following table sets forth, for each of the fiscal quarters indicated, the high and low sales prices per Common Share as reported on NASDAQ.

	High	Low
Fiscal Year ended December 31, 2009

First quarter	$24.61	$14.63

Second quarter	$31.62	$23.08

Third quarter	$33.24	$21.25

Fourth quarter	$24.04	$20.25

Fiscal Year ending December 31, 2010

First quarter	$23.72	$14.50

Second quarter	$17.80	$11.08

Third quarter	$13.95	$9.87

Fourth quarter	$16.28	$11.94

Fiscal Year ending December 31, 2011

First quarter	$18.47	$13.22

Second quarter (through May 11, 2011)	$16.20	$14.19

We currently do not, and did not during the fiscal quarters presented above, pay dividends on our outstanding Common Shares. Unless the Expiration Date is extended by Neutral Tandem, you will no longer be a stockholder of record of Common Shares that have been validly tendered and not withdrawn and that are purchased by us under the Offer. Therefore, you will not be eligible for any benefits with respect to such validly tendered and purchased Common Shares that inure to holders of record on or after June 13, 2011.

On April 18, 2011, the last full trading day prior to the announcement of our intention to conduct the Offer, the reported closing price of the Common Shares on NASDAQ was $14.41 per Common Share. On May 11, 2011, the last full trading day prior to the commencement of the Offer, the reported closing price of the Common Shares on NASDAQ was $16.13 per Common Share. You are urged to obtain current market quotations for the Common Shares before deciding whether, and at what price or prices, to tender your Common Shares pursuant to the Offer.

9.	Source and Amount of Funds.

The Offer is not subject to a financing contingency. Assuming the Offer is fully subscribed, we expect the aggregate purchase price for the Common Shares, together with related fees and expenses, to be approximately $50,500,000. Neutral Tandem will fund any purchase of Common Shares pursuant to the Offer, including the related fees and expenses, from available cash.

10.	Certain Information Concerning the Company.

The Company.  Headquartered in Chicago, Illinois, Neutral Tandem, Inc. provides voice, data and video interconnection services worldwide. Neutral Tandem recently acquired Tinet, a global carrier exclusively committed to the IP Transit and Ethernet wholesale market. The acquisition combines Neutral Tandem’s interconnection services for wireless, wireline, cable and broadband companies with Tinet’s global IP backbone. Collectively, Neutral Tandem provides voice, IP Transit and Ethernet solutions to carriers, service providers, and content management firms worldwide. With over 100 Ethernet sites worldwide, Neutral Tandem is now the largest global Ethernet interconnection provider, a top 10 global IPv4 backbone provider and a leading IPv6 network worldwide.

The Company currently employs approximately 230 employees. Of our employees, 103 were located at our corporate office in Chicago, Illinois. The remaining 127 employees are located in our offices in Italy and Germany and throughout the world at our switch or remote sales office locations.

Recent Developments.

•	On May 10, 2011, we filed a Form TO-C incorporating our Quarterly Report on Form 10-Q for the three months ended March 31, 2011.

•	On May 10, 2011, we filed our Quarterly Report on Form 10-Q for the three months ended March 31, 2011.

•	On May 10, 2011, we issued a news release reporting our earnings for the first quarter of fiscal 2011 and filed a related Form 8-K and a related Form TO-C.

•	On April 18, 2011, we issued a news release announcing our intent to conduct this Offer and, on April 19, 2011, filed a related Form 8-K and two related Form TO-Cs.

•	On April 18, 2011, we filed a Form 8-K disclosing the appointment of John Harrington as our Senior Vice President of Regulatory and Litigation.

Available Information.  We are subject to the informational filing requirements of the Exchange Act and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, stock options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may access the Company’s publicly filed documents at this site, including the Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. You may also go to the Investor Relations section of Company’s website located at http://www.neutraltandem.com to access the Schedule TO and related documents.

Incorporation by Reference.  The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed on March 16, 2011;

•	Form 8-K, as filed on April 18, 2011;

•	Form TO-C, as filed on April 19, 2011;

•	Form TO-C, as filed on April 19, 2011;

•	Form 8-K, as filed on April 19, 2011;

•	Definitive Proxy Statement on Schedule 14A, as filed on April 20, 2011;

•	Form 8-K, as filed on May 10, 2011;

•	Form TO-C, as filed on May 10, 2011;

•	Quarterly Report on Form 10-Q for the three months ended March 31, 2011, as filed on May 10, 2011; and

•	Form TO-C, as filed on May 10, 2011.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at the address or website set forth above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below:

The Information Agent for the Offer is:

Georgeson Inc.

199 Water Street, 26th Floor

New York, New York 10038

Banks and Brokers Call Collect: (212) 440-9800

All Others Call Toll-Free: (888) 219-8320

11.    Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Common Shares.

Common Shares Outstanding.  As of May 11, 2011, we had 34,441,297 issued and outstanding Common Shares. Since the Purchase Price will only be determined after the Expiration Date, the number of Common Shares that will be purchased will not be known until after that time. If the Purchase Price is determined to be $15.50 per Common Share, the minimum Purchase Price under the Offer, the maximum number of Common Shares that will be purchased under the Offer is 3,225,806. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $18.00 per Common Share, the maximum Purchase Price under the Offer, the minimum number of Common Shares that will be purchased under the Offer is 2,777,777. The maximum of 3,225,806 Common Shares that the Company is offering to purchase under the Offer represents approximately 9.37% of the total number of Common Shares issued and outstanding as of May 11, 2011. Assuming the Offer is fully subscribed, the minimum of 2,777,777 Common Shares that the Company is offering to purchase under the Offer represents approximately 8.07% of the total number of Common Shares issued and outstanding as of May 11, 2011.

Interests of Directors and Executive Officers.  As of May 11, 2011, our directors and executive officers as a group (12 persons) beneficially owned an aggregate of 3,222,098 Common Shares, representing 9.4% of the total number of outstanding Common Shares as determined in accordance with Exchange Act Rule 13d-3. Our directors and officers would be entitled to participate in the Offer on the same basis as other stockholders. However, our directors and officers have informed us that they do not intend to tender Common Shares in the Offer. As a result, the Offer will increase the proportional holdings of our directors and officers. Mr. Saboo has advised us that, during the pendency of the Offer, up to 20,000 Common Shares beneficially owned by him may be sold in open market transactions pursuant to a pre-arranged Rule 10b5-1 stock trading plan between Mr. Saboo and a broker. Further, Mr. Lopez has also advised us that, during the pendency of the Offer, up to 16,250 Common Shares beneficially owned by him may be sold in open market transactions pursuant to a pre-arranged Rule 10b5-1 stock trading plan between Mr. Lopez and a broker. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the executive officer when entering into the plan, without further direction from the executive officer.

In addition, after expiration or termination of the Offer, our directors and officers may also sell their Common Shares, subject to applicable law and applicable policies and practices of the Company, from time to time in open market transactions at prices that may be more or less favorable than the Purchase Price to be paid to our holders of Common Share pursuant to the Offer.

The following tables set forth as of May 11, 2011 (i) the aggregate number and percentage of Common Shares that were beneficially owned (as determined under Exchange Act Rule 13d-3) by each person who owns (to our knowledge and based on the most current Schedule 13Ds and 13Gs filed with the SEC for each such person) more than 5% of our outstanding Common Shares, and (ii) the aggregate number of Common Shares that were beneficially owned (as determined under Exchange Act Rule 13d-3) by each of our current directors and executive officers, and by all directors and executive officers as a group. For purposes of these tables, and in accordance with SEC rules, Common Shares are considered “beneficially owned” if the person directly or indirectly has sole or shared power to vote or direct the voting of the securities or has sole or shared power to divest or direct the divestment of the securities. A person is also considered to beneficially own Class A Shares or Common Shares that he or she has the right to acquire within 60 days after May 11, 2011, in accordance with Exchange Act Rule 13d-3.

The business address of each of our directors and executive officers is c/o Neutral Tandem, Inc., 550 West Adams, Suite 900, Chicago, IL 60661.

(i) Owners of More than 5% of Our Common Shares

	Common Shares Beneficially Owned

Name and Address of Beneficial Owner	Number	Percentage
BlackRock, Inc. (1) 40 East 52nd Street New York, NY 10022	2,735,585	7.9%

Royce & Associates, LLC (2) 745 Fifth Avenue New York, NY 10151	2,017,900	5.9%

The Vanguard Group, Inc. (3) 100 Vanguard Boulevard Malvern, PA 19355	1,769,761	5.1%

(1)	According to a Schedule 13G/A filed with the SEC on February 7, 2011 by BlackRock, Inc. and affiliated entities (“BlackRock”), as of December 31, 2010, BlackRock is the beneficial owner of 2,735,585 shares, as to which it has sole voting power and sole dispositive power. The following affiliates of BlackRock, Inc. are included in the filing: BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Ireland Limited and BlackRock International Limited. BlackRock’s address is 40 East 52nd Street, New York, NY 10022.

(2)	According to a Schedule 13G filed with the SEC on January 18, 2011 by Royce & Associates, LLC (“Royce”), as of December 31, 2010, Royce is the beneficial owner of 2,017,900 shares, as to which it has sole voting power and sole dispositive power. Royce’s address is 745 Fifth Avenue, New York, NY 10151.
(3)	According to a Schedule 13G filed with the SEC on February 10, 2011 by The Vanguard Group, Inc. (“Vanguard”), as of December 31, 2010, Vanguard is the beneficial owner of 1,769,761 shares. The Schedule 13G indicates that the number of shares beneficially owned by Vanguard includes 43,270 shares with sole voting power, 1,726,491 shares with sole dispositive power and 43,270 shares with shared dispositive power. The Schedule 13G indicates that Vanguard Fiduciary Trust Company (“VFTC”), a wholly owned subsidiary of Vanguard, is the beneficial owner of 43,270 shares as a result of its serving as an investment manager of collective trust accounts. VFTC directs the voting of those shares. Vanguard’s address is 100 Vanguard Boulevard, Malvern, PA 19355.

(ii) Directors and Executive Officers

	Common Shares Beneficially Owned

Name	Number	Percentage
Peter J. Barris (1)	78,347	*

G. Edward Evans (2)	235,421	*

Robert C. Hawk (3)	23,931	*

James P. Hynes (4)	819,496	2.4%

Lawrence M. Ingeneri (5)	78,876	*

Rian J. Wren (6)	672,267	2.0%

Robert M. Junkroski (7)	332,334	1.0%

David Lopez (8)	131,834	*

Surendra Saboo (9)	483,155	1.4%

Richard L. Monto (10)	231,437	*

Paolo Susnik (11)	60,000	*

John Harrington (12)	75,000	*

All directors and executive officers as a group (12 persons)	3,222,098	9.4%

*	Less than 1.0%
(1)	Consists of (a) 5,912 Common Shares owned by Mr. Barris, (b) 2,435 shares of restricted stock owned by Mr. Barris, which will vest on a monthly basis until November 16, 2011, and (c) 70,000 shares subject to options that are exercisable within 60 days of May 11, 2011. Mr. Barris’ address is c/o New Enterprise Associates, 1119 St. Paul Street, Baltimore, MD 21202.
(2)	Consists of (a) 869 Common Shares owned by Mr. Evans, (b) 1,218 shares of restricted stock owned by Mr. Evans, which will vest on a monthly basis until November 16, 2011, (c) 200,000 shares of restricted stock owned by Mr. Evans, one quarter of which will vest on April 1, 2012, with the remaining shares vesting on an annual basis over the subsequent three years, and (d) 33,334 shares subject to options that are exercisable within 60 days of May 11, 2011.
(3)	Consists of (a) 5,912 Common Shares owned by Mr. Hawk, (b) 2,435 shares of restricted stock owned by Mr. Hawk, which will vest on a monthly basis until November 16, 2011, (c) 1,000 shares owned by Michael Hawk, his brother, and (d) 14,584 shares subject to options that are exercisable within 60 days of May 11, 2011. Mr. Hawk disclaims beneficial ownership with respect to such shares held by his brother except to the extent of his proportionate pecuniary interest therein, if any.

(4)	Consists of (a) 747,061 Common Shares owned by Mr. Hynes, (b) 2,435 shares of restricted stock owned by Mr. Hynes, which will vest on a monthly basis until November 16, 2011, and (c) 70,000 shares subject to options that are exercisable within 60 days of May 11, 2011.
(5)	Consists of (a) 6,441 Common Shares owned by Mr. Ingeneri, (b) 2,435 shares of restricted stock owned by Mr. Ingeneri, which will vest on a monthly basis until November 16, 2011, and (c) 70,000 shares subject to options that are exercisable within 60 days of May 11, 2011.
(6)	Consists of (a) 83,199 Common Shares owned by Mr. Wren, (b) 13,616 shares of restricted stock owned by Mr. Wren, one half of which will vest on April 1, 2012, with the remaining shares vesting on a monthly basis over the subsequent 12 months, and (c) 575,452 shares subject to options that are exercisable within 60 days of May 11, 2011.
(7)	Consists of (a) 117,418 Common Shares owned by Mr. Junkroski, (b) 75,000 shares of restricted stock owned by Mr. Junkroski, one quarter of which will vest on September 30, 2011, with the remaining shares vesting on a monthly basis over the subsequent 36 months, (c) 24,792 shares of restricted stock owned by Mr. Junkroski, which will vest on a monthly basis until August 26, 2013, and (d) 115,124 shares subject to options that are exercisable within 60 days of May 11, 2011.
(8)	Consists of (a) 2,959 Common Shares owned by Mr. Lopez , (b) 75,000 shares of restricted stock owned by Mr. Lopez, one quarter of which will vest on September 30, 2011, with the remaining shares vesting on a monthly basis over the subsequent 36 months, (c) 9,917 shares of restricted stock owned by Mr. Lopez, which will vest on a monthly basis until August 26, 2013 and (d) 43,958 shares subject to options that are exercisable within 60 days of May 11, 2011.
(9)	Consists of (a) 16,569 Common Shares owned by Dr. Saboo, (b) 100,000 shares of restricted stock owned by Dr. Saboo, one quarter of which will vest on September 30, 2011, with the remaining shares vesting on a monthly basis over the subsequent 36 months, (c) 33,075 shares of restricted stock owned by Dr. Saboo, which will vest on a monthly basis until August 26, 2013, and (d) 333,511 shares subject to options that are exercisable within 60 days of May 11, 2011.
(10)	Consists of (a) 2,525 Common Shares owned by Mr. Monto, (b) 75,000 shares of restricted stock owned by Mr. Monto, one quarter of which will vest on September 30, 2011, with the remaining shares vesting on a monthly basis over the subsequent 36 months, (c) 19,017 shares of restricted stock owned by Mr. Monto, which will vest on a monthly basis until August 26, 2013, and (d) 134,895 shares subject to options that are exercisable within 60 days of May 11, 2011.
(11)	Consists of 60,000 shares of restricted stock owned by Mr. Susnik, which will vest in four equal installments beginning on October 1, 2011.
(12)	Consists of 75,000 shares of restricted stock, one quarter of which will vest on April 13, 2012, with the remaining shares vesting on a monthly basis over the subsequent 36 months.

Recent Securities Transactions.  Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, none of the Company or any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving our Common Shares during the 60 days prior to May 12, 2011 except as follows:

Date of Transaction	Name	Number of Shares	Price per Share	Nature of Transaction
4/26/2011	Surendra Saboo	810	$15.41	Vesting of 1,182 shares of restricted stock net of 372 shares withheld to cover taxes owed upon vesting.

4/26/2011	Robert Junkroski	607	$15.41	Vesting of 886 shares of restricted stock net of 279 shares withheld to cover taxes owed upon vesting.

4/26/2011	Richard Monto	465	$15.41	Vesting of 679 shares of restricted stock net of 214 shares withheld to cover taxes owed upon vesting.

4/26/2011	David Lopez	242	$15.41	Vesting of 354 shares of restricted stock net of 112 shares withheld to cover taxes owed upon vesting.

4/16/2011	Peter Barris	348	$14.99	Vesting of 348 shares of restricted stock.

4/16/2011	G. Edward Evans	174	$14.99	Vesting of 174 shares of restricted stock.

4/16/2011	Lawrence Ingeneri	348	$14.99	Vesting of 348 shares of restricted stock.

4/16/2011	Robert Hawk	348	$14.99	Vesting of 348 shares of restricted stock.

4/16/2011	James Hynes	348	$14.99	Vesting of 348 shares of restricted stock.

4/13/2011	John Harrington	75,000	$0.00	Grant of 75,000 shares of restricted stock, 1/4 of which will vest on 4/13/2012 and the remaining 3/4 of which will vest in equal monthly installments over the subsequent 36 months.

4/1/2011	Rian J. Wren	13,616	$0.00	Grant of 13,616 shares of restricted stock, 1/2 of which will vest on 4/1/2012 and the remaining 1/2 of which will vest in equal monthly installments over the subsequent 12 months.

4/1/2011	G. Edward Evans	200,000	$0.00	Grant of 200,000 shares of restricted stock, 1/4 of which will vest on 4/1/2012 and the remaining 3/4 of which will vest in equal monthly installments over the subsequent 36 months.

4/1/2011	G. Edward Evans	300,000	$0.00	Grant of 300,000 options, 1/4 of which will vest on 4/1/2012 and the remaining 3/4 of which will vest in equal monthly installments over the subsequent 36 months.

3/31/2011	Rian J. Wren	54,572	$14.75	Vesting of 82,605 shares of restricted stock net of 28,033 shares withheld to cover taxes owed upon vesting.

3/31/2011	Rian J. Wren	93,750	$0.00	Forfeiture of 93,750 shares of restricted stock.

3/26/2011	Robert Junkroski	606	$14.73	Vesting of 885 shares of restricted stock net of 279 shares withheld to cover taxes owed upon vesting.

3/26/2011	Rian J. Wren	1,214	$14.73	Vesting of 1,771 shares of restricted stock net of 557 shares withheld to cover taxes owed upon vesting.
3/26/2011	David Lopez	242	$14.73	Vesting of 354 shares of restricted stock net of 112 shares withheld to cover taxes owed upon vesting.

3/26/2011	Richard Monto	465	$14.73	Vesting of 679 shares of restricted stock net of 214 shares withheld to cover taxes owed upon vesting.

3/26/2011	Surendra Saboo	809	$14.73	Vesting of 1,181 shares of restricted stock net of 372 shares withheld to cover taxes owed upon vesting.

3/16/2011	Peter Barris	348	$14.16	Vesting of 348 shares of restricted stock.

3/16/2011	G. Edward Evans	174	$14.16	Vesting of 174 shares of restricted stock.

3/16/2011	Lawrence Ingeneri	348	$14.16	Vesting of 348 shares of restricted stock.

3/16/2011	Robert Hawk	348	$14.16	Vesting of 348 shares of restricted stock.

3/16/2011	James Hynes	348	$14.16	Vesting of 348 shares of restricted stock.

3/15/2011	David Lopez	3,000	$13.39	Sold 3,000 Common Shares.

3/15/2011	David Lopez	8,750	$13.25	Sold 8,750 Common Shares.

3/15/2011	David Lopez	8,750	$3.68	Exercised 8,750 options to purchase Common Shares.

2003 Stock Incentive Plan.  On November 24, 2003, before we were a public company, we adopted the 2003 Stock Incentive Plan to provide certain of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of our stockholders. Until we became a public company, our 2003 Stock Incentive Plan was the principal method for our executive officers to acquire equity interests in us. The Compensation Committee of the Board (the “Compensation Committee”) administers the 2003 Stock Incentive Plan and determines the type and amount of awards to be granted to eligible employees, directors and consultants based upon the principles underlying our executive compensation program. Prior to completing our initial public offering, we adopted our 2007 Equity Incentive Plan discussed below and ceased awarding equity grants under the 2003 Stock Incentive Plan. As of May 11, 2011, there were 790,267 shares reserved for issuance under the 2003 Stock Incentive Plan in respect of awards outstanding under the plan. Prior to the Company’s initial public offering, grants of stock options and restricted stock were made to the Company’s executive officers and directors.

Amended and Restated 2007 Equity Incentive Plan.  The 2007 Equity Incentive plan provides for grants of stock options, restricted stock, restricted stock units, deferred stock units and other equity-based awards. Our directors, officers and other employees, as well as others performing services for us, are eligible for grants under the plan. Our Compensation Committee approves all awards under the plan. Future decisions regarding the amount and type of equity incentive compensation and relative weighting of these awards among total executive compensation will be based on our understanding of market practices of similarly situated companies and negotiations with our executives in connection with their initial or continued employment by us. Other factors, including the amount and percentage of our total equity on a diluted basis held by our executive officers, will also be considered. As of May 11, 2011, there were awards for 3,876,129 shares issued under the 2007 Long Term Equity Incentive Plan, and 590,927 shares, representing approximately 1.7% of our outstanding common stock, available for issuance under the 2007 Long Term Equity Incentive Plan.

The purpose of the 2007 Equity Incentive Plan is to provide these individuals with incentives to maximize stockholder value and otherwise contribute to our success. We believe that the 2007 Equity Incentive Plan will assist us in attracting, retaining and engaging the executives needed to maintain and grow our business. We believe that stock options as well as restricted stock awards granted pursuant to the 2007 Equity Incentive Plan will align our executives’ incentives with that of our stockholders and assist in the creation of long-term stockholder value while fostering employee retention. Because our Compensation Committee has the ability to determine certain vesting criteria and, with respect to options, the exercise price, our Compensation Committee may use such equity-based awards to create an appropriate balance of the short and long-term non-cash compensation. In addition, because our Compensation Committee has discretion over the granting of awards under the 2007 Equity Incentive Plan, we believe the 2007 Equity Incentive Plan provides the Compensation Committee with the ability to encourage integrity in our business dealings.

In 2007, 2008 and 2009, the Company granted stock option awards to certain of its executive officers, including Mr. Wren, Mr. Junkroski, Mr. Saboo, Mr. Monto and Mr. Lopez. Generally, one quarter of each award vested on the first anniversary date of the award, with the remaining three quarters vesting on a monthly basis over the subsequent 36 months.

In 2008, the Company granted a stock option award to Mr. Evans, our Chief Executive Officer. One quarter of the award vested on the first anniversary date of the award, with the remaining three quarters vesting on a monthly basis over the subsequent 36 months.

In 2009, the Company granted restricted stock awards under the 2007 Equity Incentive Plan to its directors, including Mr. Barris, Mr. Evans, Mr. Hawk, Mr. Hynes and Mr. Ingeneri. One half of each award vested on the first anniversary date of the award, with the remaining one half vesting on a monthly basis over the subsequent 12 months.

In 2009, 2010 and 2011, the Company granted restricted stock awards under the 2007 Equity Incentive Plan to certain of its executive officers, including Mr. Wren, Mr. Junkroski, Mr. Saboo, Mr. Monto, Mr. Lopez and Mr. Harrington. One quarter of each award vests on the first anniversary date of the award, with the remaining three quarters vesting on a monthly basis over the subsequent 36 months.

In 2010, the Company also granted a restricted stock award under the 2007 Equity Incentive Plan to Mr. Susnik. The award will vest in four equal annual installments beginning on the first anniversary date of the award.

For more information concerning equity grants made to directors and executive officers, please see the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and the Company’s 2011 definitive proxy statement, as filed with the SEC on April 20, 2011.

Change in Control Benefits.  Members of the Board, executive officers, and certain other members of the Company’s senior management are covered by arrangements, including but not limited to employment agreements, which specify accelerated vesting of unvested stock options and restricted stock in the event of a “change in control.” The Board’s stock options and restricted stock awards fully vest upon a change of control, and certain executives’ stock options and restricted stock partially vest upon a change of control and fully vest if, within a period of time of the change of control, they are not retained in their current capacity. In addition, the Compensation Committee has granted certain equity awards that vest upon a “change in control,” whether or not the grantee is subsequently terminated. Our primary reason for including change in control benefits in compensation packages is to attract and retain the best possible executive talent.

In addition, the 2003 Stock Incentive Plan provides that in the event of a “change in control,” the Compensation Committee may otherwise determine the status of unvested options or restricted stock, including, without limitation, whether the successor corporation will assume or substitute an equivalent award, or portion thereof, for each outstanding award under the plan or, if there is no assumption or substitution of unvested outstanding awards, such unvested awards may be canceled.

General.  Except as otherwise described or incorporated by reference in this Offer to Purchase, the Schedule TO or Company’s most recent proxy statement, and except for the share-based compensation plans, which are described in Note 11 to the financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which descriptions are incorporated herein by reference, and the agreements described above, none of the Company nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

12.	Effects of the Offer on the Market for Common Shares; Registration under the Exchange Act.

The purchase by us of Common Shares pursuant to the Offer will reduce the number of Common Shares that might otherwise be traded publicly and is likely to reduce the number of stockholders. As a result, trading of a relatively small volume of the Common Shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

We believe that there will be a sufficient number of Common Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Common Shares. Based upon published guidelines of NASDAQ, we do not believe that our purchase of Common Shares under the Offer will cause the remaining outstanding Common Shares to be delisted from NASDAQ. The Offer is conditioned upon, among other things, our determination that the consummation of the Offer and the purchase of Common Shares will not cause the Common Shares to be delisted from NASDAQ. See Section 7.

Our Common Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Common Shares as collateral. We believe that, following the purchase of Common Shares under the Offer, the Common Shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

The Common Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Common Shares under the Offer pursuant to the terms of the Offer will not result in the Common Shares becoming eligible for deregistration under the Exchange Act.

It is a condition of our obligation to purchase Common Shares pursuant to the Offer that, as a result of the consummation of the Offer, there not be a reasonable likelihood that the Common Shares will be held by less than 400 persons or that the Common Shares will be eligible for deregistration under the Exchange Act.

13.	Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of Common Shares as contemplated pursuant to the Offer, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Common Shares as contemplated by the Offer. If any such approval were required, we cannot predict whether we would be required to delay the acceptance for payment of or payment for Common Shares tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for Common Shares are subject to the satisfaction of certain conditions. See Section 7.

14.	Material U.S. Federal Income Tax Consequences.

The following discussion is a summary of the material U.S. federal income tax consequences to stockholders with respect to a sale of Common Shares for cash pursuant to the Offer. The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative pronouncements of the Internal Revenue Service (“IRS”) and judicial decisions, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, or differing interpretations. The discussion is general in nature and does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of the stockholder’s particular circumstances or to certain types of stockholders subject to special treatment under the U.S. federal income tax laws, such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, life insurance companies, dealers in securities or currencies, employee benefit plans, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, partnerships or other entities treated as partnerships for U.S. federal income tax purposes, stockholders holding the Common Shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for U.S. federal income tax purposes or persons who received their Common Shares through exercise of employee stock options, or otherwise as compensation. In addition, the discussion below does not consider the effect of any alternative minimum taxes, state or local or non-U.S. taxes or any U.S. federal tax laws other than those pertaining to income taxation. The discussion assumes that stockholders are the beneficial owners of the Common Shares and hold the Common Shares as “capital assets” within the meaning of Section 1221 of the Code. We have neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the tax matters discussed below.

As used herein, a “U.S. Holder” means a beneficial owner of Common Shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for these purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, a “Non-U.S. Holder” means a beneficial owner of Common Shares that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes). If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Common Shares, the tax treatment of a partner will generally depend upon the status and activities of the partner and the partnership. A partnership holding Common Shares and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of a sale of Common Shares for cash pursuant to the Offer.

Each stockholder should consult its own tax advisor as to the particular U.S. federal income tax consequences to such stockholder of tendering Common Shares pursuant to the Offer and the applicability and effect of any state, local or non-U.S. tax laws and other tax consequences with respect to the Offer.

IRS Circular 230 Disclosure: To ensure compliance with requirements imposed by the U.S. Internal Revenue Service, stockholders holding Common Shares are hereby notified that the discussion of tax matters set forth in this Offer was written in connection with the promotion or marketing by the Company of the transactions or matters addressed herein and was not intended or written to be used, and cannot be used by any person, for the purpose of avoiding any tax-related penalties under the U.S. Internal Revenue Code. Each stockholder should seek advice based on its particular circumstances from an independent tax advisor.

U.S. Federal Income Tax Treatment of U.S. Holders

Characterization of Sale of Common Shares Pursuant to the Offer.  The sale of Common Shares by a stockholder for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder depends upon the U.S. Holder’s particular facts and circumstances. Under Section 302 of the Code, the sale of Common Shares by a stockholder for cash pursuant to the Offer will be treated as a “sale or exchange” of shares for U.S. federal income tax purposes, rather than as a distribution with respect to the Common Shares held by the tendering U.S. Holder, if the sale (i) results in a

“complete redemption” of the U.S. Holder’s equity interest in us under Section 302(b)(3) of the Code, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (the “Section 302 Tests”).

The receipt of cash by a U.S. Holder pursuant to the Offer will result in a “complete redemption” if either (i) the U.S. Holder owns none of our Common Shares either actually or constructively immediately after the Common Shares are sold pursuant to the Offer, or (ii) the U.S. Holder actually owns none of our Common Shares immediately after the sale of Common Shares pursuant to the Offer and, with respect to Common Shares constructively owned by the U.S. Holder immediately after the Offer, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such Common Shares under procedures described in Section 302(c) of the Code.

The receipt of cash by a U.S. Holder pursuant of the Offer will result in a “substantially disproportionate” redemption if the percentage of our then outstanding Common Shares actually and constructively owned by the U.S. Holder immediately following the sale of Common Shares pursuant to the Offer is less than 80% of the percentage of the outstanding Common Shares actually and constructively owned by the U.S. Holder immediately before the sale of Common Shares pursuant to the Offer.

Even if the receipt of cash by a U.S. Holder pursuant to the Offer fails to satisfy either the “complete redemption” test or the “substantially disproportionate” test, a U.S. Holder may nevertheless satisfy the “not essentially equivalent to a dividend” test if the U.S. Holder’s surrender of Common Shares pursuant to the Offer results in a “meaningful reduction” in the U.S. Holder’s interest in the Company. Whether the receipt of cash by a U.S. Holder will be “not essentially equivalent to a dividend” will depend upon the U.S. Holder’s particular facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.”

Special “constructive ownership” rules will apply in determining whether any of the Section 302 Tests has been satisfied. Under these rules, a U.S. Holder must take into account not only the Common Shares that are actually owned by the U.S. Holder, but also Common Shares that are constructively owned by the U.S. Holder within the meaning of Section 318 of the Code. Very generally, a U.S. Holder may constructively own Common Shares actually owned, and in some cases constructively owned, by certain members of the U.S. Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity interest, as well as Common Shares the U.S. Holder has an option to purchase.

Contemporaneous dispositions or acquisitions of Common Shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 Tests have been satisfied. Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all the Common Shares actually and constructively owned by a stockholder are tendered pursuant to the Offer, fewer than all of these Common Shares may be purchased by us. Thus, proration may affect whether the surrender of Common Shares by a stockholder pursuant to the Offer will meet any of the Section 302 Tests. See Section 6 for information regarding an option to make a conditional tender of a minimum number of Common Shares. U.S. Holders should consult their own tax advisors regarding whether to make a conditional tender of a minimum number of Common Shares, and the appropriate calculation thereof.

U.S. Holders should consult their own tax advisors regarding the application of the Section 302 Tests to their particular circumstances, including the effect of the constructive ownership rules on their sale of Common Shares pursuant to the Offer.

Sale or Exchange Treatment.  If any of the above three Section 302 Tests is satisfied, and the sale of the Common Shares is therefore treated as a “sale or exchange” for U.S. federal income tax purposes, the tendering U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received by the U.S.

Holder pursuant to the Offer and such holder’s adjusted tax basis in the Common Shares sold pursuant to the Offer. Generally, a U.S. Holder’s adjusted tax basis in the Common Shares will be equal to the cost of the Common Shares to the U.S. Holder. Any gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Shares that were sold exceeds one year as of the date of the purchase by us pursuant to Offer. Certain U.S. Holders (including individuals) are eligible for reduced rates of U.S. federal income tax in respect of long-term capital gain (currently a maximum rate of 15%). A U.S. Holder’s ability to deduct capital losses is subject to limitations under the Code. A U.S. Holder must calculate gain or loss separately for each block of Common Shares (generally, Common Shares acquired at the same cost in a single transaction) that we purchase from the U.S. Holder pursuant to the Offer.

Distribution Treatment.  If none of the Section 302 Tests are satisfied, the tendering U.S. Holder will be treated as having received a distribution by us with respect to the U.S. Holder’s Common Shares in an amount equal to the amount of cash received by such holder pursuant to the Offer. The distribution would be treated as a dividend to the extent of such holder’s pro rata share of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such a dividend would be taxed in its entirety without a reduction for the U.S. Holder’s adjusted tax basis of the Common Shares exchanged and the adjusted tax basis of such exchanged Common Shares would be added to the adjusted tax basis of the remaining Common Shares, if any held (or treated as held under the “Constructive Ownership” rules) by the U.S. Holder. Provided that minimum holding period requirements are met, non-corporate U.S. Holders (including individuals) generally will be subject to U.S. federal income taxation at the current maximum rate of 15% on amounts treated as dividends. The amount of any distribution in excess of our current or accumulated earnings and profits would be treated as a return of the U.S. Holder’s adjusted tax basis in the Common Shares (with a corresponding reduction in such U.S. Holder’s adjusted tax basis until reduced to zero), and then as gain from the sale or exchange of the Common Shares (as described above in “Sale or Exchange Treatment”).

If a sale of Common Shares by a corporate U.S. Holder is treated as a dividend, the corporate U.S. Holder may be (i) eligible for a dividends received deduction (subject to applicable exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their tax advisors regarding (i) whether a dividends-received deduction will be available to them, and (ii) the application of Section 1059 of the Code to the ownership and disposition of their Common Shares.

Based on our estimates, we expect to have current and accumulated earnings and profits sufficient to cause the full amount of any distribution to a tendering Holder for whom none of the Section 302 Tests are satisfied to constitute dividend income for U.S. federal income tax purposes. However, the determination of whether a corporation has current or accumulated earnings or profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, the extent to which a U.S. Holder will be treated as receiving a dividend if the repurchase of its Common Shares pursuant to the Offer is not entitled to sale or exchange treatment under Section 302 of the Code is unclear.

U.S. Federal Income Tax Treatment of Non-U.S. Holders

Sale or Exchange Treatment.  Gain realized by a Non-U.S. Holder on a sale of Common Shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the sale is treated as a “sale or exchange” pursuant to the Section 302 Tests described above under “U.S. Federal Income Tax Treatment of U.S. Holders” unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, the gain is generally attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder), (ii) in the case of gain realized by a Non-U.S. Holder that is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met or (iii) the Common Shares constitute a “United States real property interest” within the meaning of Section 897 of the Code and the Non-U.S. Holder held, actually or constructively, at any time during the five-year period preceding the Offer more than 5% of our Common Shares. Our Common Shares will constitute a “United States real property interest” with respect to a

Non-U.S. Holder if Neutral Tandem is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non-U.S. Holder held shares or (ii) the five-year period ending on the date the Non-U.S. Holder sells shares pursuant to the Offer. Neutral Tandem does not believe that it has been a “United States real property holding corporation” at any time during the last five years.

Distribution Treatment.  If the Non-U.S. Holder does not satisfy any of the Section 302 Tests explained above, the full amount received by the Non-U.S. Holder with respect to the sale of Common Shares to us pursuant to the Offer will be treated as a distribution to the Non-U.S. Holder with respect to the Non-U.S. Holder’s Common Shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, tax-free return of capital or as gain from the sale of Common Shares will be determined in the manner described above under “U.S. Federal Income Tax Treatment of U.S. Holders.”

If a Non-U.S. Holder tenders Common Shares held in a U.S. brokerage account or otherwise through a U.S. broker, dealer, commercial bank, trust company, or other nominee, such U.S. broker or other nominee will generally be the withholding agent for the payment made to the Non-U.S. Holder pursuant to the Offer. Such U.S. brokers or other nominees may withhold or require certifications in this regard. Non-U.S. Holders tendering Common Shares held through a U.S. broker or other nominee should consult such U.S. broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them.

If a Non-U.S. Holder tenders Common Shares held in its own name as a holder of record and delivers to the Depositary a properly completed IRS Form W-8BEN (or other applicable form) before any payment is made, the Depositary has advised Neutral Tandem that it will withhold 30% of the gross proceeds, regardless of whether the payment is properly exempt from U.S. federal gross income tax under any of the Section 302 Tests, unless the Depositary determines that a reduced rate under an applicable income tax treaty or exemption from withholding is applicable.

To obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary a properly completed IRS Form W-8BEN (or other applicable form) before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly completed IRS Form W-8ECI (or successor form). A Non-U.S. Holder that qualifies for an exemption from withholding on these grounds generally will be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of Common Shares pursuant to the Offer in the manner and to the extent as if it were a U.S. Holder, and in the case of a foreign corporation, an additional branch profits tax may be imposed, at a rate of 30% (or a lower rate specified in an applicable income tax treaty), with respect to such income.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Holder (i) meets any of the Section 302 Tests described in this Section 14 that would characterize the exchange as a sale or exchange (as opposed to a dividend) with respect to which the Non-U.S. Holder is not subject to U.S. federal income tax or (ii) is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal withholding tax to the sale of Common Shares pursuant to the Offer, including their eligibility for withholding tax reductions or exemptions and refund procedures.

Backup Withholding

See Section 3 with respect to the application of U.S. federal backup withholding.

15.	Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Common Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Common Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Common Shares, upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Common Shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Common Shares tendered promptly after termination or withdrawal of the Offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered pursuant to the Offer to stockholders or by decreasing or increasing the number of Common Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by making a release through BusinessWire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

•	we increase or decrease the price to be paid for Common Shares; or

•	we decrease the number of Common Shares being sought in the Offer; or

•	we increase the number of Common Shares being sought in the Offer by more than 2% of our outstanding Common Shares; and

•

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15, then, in each case, the Offer will be extended until the expiration of the period of 10 business days, from, and including, such date. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

16.	Fees and Expenses.

We have retained Deutsche Bank Securities Inc. to act as the Dealer Manager in connection with the Offer. In its role as Dealer Manager, Deutsche Bank Securities Inc. may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that it contacts or persons that contact it. Deutsche Bank Securities Inc. will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse Deutsche Bank Securities Inc. for reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify Deutsche Bank Securities Inc. against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

Deutsche Bank Securities Inc. may provide various investment banking and other services to us in the future, for which services it would expect to receive, customary compensation from us. Additionally, in the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, Deutsche Bank Securities Inc. and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities.

We have also retained Georgeson Inc. to act as Information Agent in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. Georgeson Inc., in its capacity as Information Agent, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We have also retained Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. Computershare Trust Company, N.A., in its capacity as Depositary, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent and the Depositary as described above) for soliciting tenders of Common Shares pursuant to the Offer. Stockholders holding Common Shares through brokers, dealers or other nominee stockholders are urged to consult the brokers, dealers or other nominee stockholders to determine whether transaction costs may apply if stockholders tender Common Shares through the brokers, dealers or other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Common Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, or the agent of the Information Agent, the Dealer Manager or the Depositary, for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Common Shares, except as otherwise provided in Section 5 hereof.

17.	Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after good faith effort, we cannot comply with the applicable law, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Common Shares residing in that jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

After completing the Offer, we may consider various forms of share repurchases, including open market purchases, tender offers, privately negotiated transactions and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions and other factors deemed relevant.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning Neutral Tandem.

Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any Common Shares other than in the Offer until at least ten (10) business days after the Expiration Date. Accordingly, any additional purchases outside of the Offer may not be consummated until at least ten (10) business days after the Expiration Date.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Common Shares in the Offer or as to the price or prices at which you may choose to tender your Common Shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or in documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of Neutral Tandem or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

Neutral Tandem, Inc.

May 12, 2011

The Letter of Transmittal, certificates for Common Shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

COMPUTERSHARE TRUST COMPANY, N.A.

By First Class Mail:	By Facsimile Transmission:	By Registered, Certified or Express Mail or Overnight Courier:

Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	For Eligible Institutions Only: (617) 360-6810 Confirm Facsimile Transmission: (781) 575-2332	Computershare c/o Voluntary Corporate Actions 250 Royall Street Canton, MA 02021

The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder of Neutral Tandem, Inc. or such stockholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth above.

Any questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer. To confirm delivery of shares, stockholders are directed to contact the Depositary.

The Information Agent for the Offer is:

Georgeson Inc.

199 Water Street, 26th Floor

New York, New York 10038

Banks and Brokers Call Collect:

(212) 440-9800

All Others Call Toll Free:

(888) 219-8320

The Dealer Manager for the Offer is:

DEUTSCHE BANK SECURITIES, INC.

60 Wall Street, New York, New York 10005 Call Toll Free: (855) 306-3986